EXHIBIT 99.3

Prospectus Supplement

PARTNERS TRUST FINANCIAL GROUP, INC.

THE SBU BANK INCENTIVE SAVINGS PLAN

Partners Trust Financial Group, Inc. is providing this prospectus supplement to participants in The SBU Bank Incentive Savings Plan (the “401(k) plan”).

Partners Trust, MHC, a mutual holding company, holds 53.7% of Partners Trust Financial Group’s common stock with public shareholders holding the remainder of the stock. Partners Trust Financial Group wholly owns SBU Bank. Pursuant to the terms of a plan of conversion and reorganization, Partners Trust, MHC will convert from the mutual holding company form to the fully public form of corporate structure. As part of the conversion, the majority ownership interest of Partners Trust Financial Group that is currently held by Partners Trust, MHC will be offered for sale. Upon completion of the conversion and offering, Partners Trust, MHC will cease to exist, Partners Trust Financial Group will be succeeded by a new Delaware corporation with the same name and the transition from partial to full public stock ownership will be completed. Existing shares of common stock of Partners Trust Financial Group, including your current interests in the 401(k) plan, will be exchanged for shares of common stock of new Partners Trust Financial Group.

As a participant in the 401(k) plan, you will be able to direct the trustee of the 401(k) plan to purchase additional shares of new Partners Trust Financial Group common stock in the conversion and offering. You will have the opportunity to direct the 401(k) trustee to allocate part of your 401(k) account balances not already invested in the Employer Stock Fund to purchase these additional shares in the conversion and offering. If you choose to purchase additional stock, you must submit the enclosed Special Election Form to RSGroup Trust Company, [address], no later than [ : ] p.m. on [            ], 2004. If the offering is oversubscribed and the trustee cannot purchase the full amount of new Partners Trust Financial Group common stock you requested, the trustee will purchase as much new Partners Trust Financial Group common stock as possible for your account and the remaining amounts will be transferred to the Stable Value Fund for you to reinvest as you wish. After the offering is completed, you may still direct the investment of your account in the Employer Stock Fund for purchases to be made on the open market.

The prospectus of Partners Trust Financial Group dated [            ], 2004 attached to this prospectus supplement includes detailed information regarding the conversion of Partners Trust, MHC from the mutual holding company form to the stock form, and the financial condition, results of operations and business of Partners Trust Financial Group and SBU Bank. You should read this prospectus supplement, which provides information with respect to the 401(k) plan, only in conjunction with the prospectus.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page      of the prospectus.

The interests in the 401(k) plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Partners Trust Financial Group of interests or shares of common stock pursuant to the 401(k) plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Partners Trust Financial Group and the 401(k) plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Partners Trust Financial Group or SBU Bank or the 401(k) plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is [            ], 2004.

ii

TABLE OF CONTENTS

THE OFFERING	1
Securities Offered	1
Election to Purchase Common Stock in the Offering	1
Value of the Plan Assets	2
Method and Time for Directing Transfer	2
Irrevocability of Transfer Direction	2
Direction to Purchase Common Stock after the Offering	2
Purchase Price of Common Stock	2
Nature of a Participant’s Interest in the Common Stock	3
Voting Rights of Common Stock	3
DESCRIPTION OF THE 401(K) PLAN	4
Introduction	4
Contributions Under the 401(k) Plan	4
Limitations on 401(k) Plan Contributions	4
Vesting	5
Investment of Contributions and Account Balances	5
Withdrawals and Distributions From the 401(k) Plan	7
Trustee	8
Plan Administrator	8
Reports to 401(k) Plan Participants	9
Amendment and Termination	9
Federal Income Tax Consequences	9
Additional Employee Retirement Income and Security Act Considerations.	11
Securities and Exchange Commission Reporting and Short-Swing Profit Liability	12
Financial Information Regarding 401(k) Plan Assets	12
LEGAL OPINION	13

THE OFFERING

Securities Offered

We are offering participants in The SBU Bank Incentive Savings Plan (the “401(k) plan”) the opportunity to purchase additional shares of new Partners Trust Financial Group’s common stock in the offering through the 401(k) plan. As of December 31, 2003, there were sufficient funds in the 401(k) plan to purchase up to approximately 715,060 additional shares of new Partners Trust Financial Group common stock in the offering. The shares of common stock currently held in the 401(k) plan will be exchanged for shares of new Partners Trust Financial Group pursuant to an exchange ratio, as is more fully discussed in “The Conversion” section of the prospectus. Only employees of Partners Trust Financial Group or its subsidiaries are eligible to become participants in the 401(k) plan. Your ability to purchase additional new Partners Trust Financial Group common stock through the 401(k) plan is subject to the priorities listed below. Information with regard to the 401(k) plan is contained in this prospectus supplement and information regarding the conversion of Partners Trust Financial Group and the financial condition, results of operations and business of Partners Trust Financial Group is contained in the attached prospectus. The address of the principal executive office of Partners Trust Financial Group is 233 Genesee Street, Utica, New York 13501. Its telephone number is (315) 768-3000.

Election to Purchase Common Stock in the Offering

In connection with the conversion and stock offering, you may designate, by percentages, the amount of your account balances in various investments in the 401(k) plan you would like used to purchase common stock issued in the offering. The trustee of the Employer Stock Fund will purchase common stock in accordance with your directions, subject to the purchase limitations in the plan of conversion of Partners Trust, MHC.

The shares of common stock are being offered in a subscription offering and community offering. In the subscription offering, the purchase priorities are as follows:

(1)	Depositors with accounts at SBU Bank, SBU Municipal Bank or The Herkimer County Trust Company with aggregate balances of at least $50 on December 15, 2002, get first priority.

(2)	SBU Bank and Partners Trust Financial Group’s employee stock ownership plan, gets second priority.

(3)	Depositors with accounts at SBU Bank with aggregate balances of at least $50 on March 31, 2004, get third priority.

(4)	Depositors with accounts at SBU Bank as of [ ], get fourth priority.

Shares of common stock not purchased in the subscription offering will be offered for sale in a community offering, with a preference given first to Partners Trust Financial Group public stockholders as of January 30, 2004, then to depositors with accounts at BSB Bank & Trust Company on November 30, 2003 and who reside in Oneida, Herkimer, Onondaga, Broome, Chenango, or Tioga County, New York, and then to other members of the local community and the general public. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated community offering and/or an underwritten public offering managed by Sandler O’Neill & Partners, L.P.

If you are or were a depositor meeting one of the above priority descriptions for the subscription offering, you will have that priority level for any additional purchases you request through the 401(k) plan. If you do not meet one of the above descriptions, your purchases through the 401(k) plan will be given the same priority as that given to a general stockholder in the community offering. No trading will be allowed in or out of the Employer Stock Fund starting on [            ], 2004 until [            ], 2004.

The amount from your existing account balances that you designate for the purchase of common stock in the offering will be removed from your existing accounts and transferred to the trustee of the 401(k) plan to be invested in an interest-bearing money market account, pending the closing of the offering.

At the close of the offering, the amount that you have designated for the purchase of stock in the offering will be applied to the common stock purchase. Common stock so purchased will be placed in the Employer Stock Fund and allocated to your 401(k) plan account. Any earnings on the amount that you designated for the purchase of stock in the offering will be transferred to the Stable Value Fund for you to reinvest as you wish.

If the offering is oversubscribed and the 401(k) plan trustee is unable to purchase the amount of new Partners Trust Financial Group common stock you requested, the amounts not used to purchase stock will be transferred to the Stable Value Fund for you to reinvest as you wish. Once the offering is concluded, your updated balances in the Employer Stock Fund and the Stable Value Fund will again appear as part of your account balance when you access your account via the Internet or by telephone. Please note that if you did not designate any amount to purchase additional shares, your account balances in all other investment funds of the 401(k) plan will remain as previously directed by you.

For a discussion of material risks, you should consider the “Risk Factors” beginning on page [    ] of the attached prospectus.

Value of the Plan Assets

As of December 31, 2003, the market value of the assets of the 401(k) plan was approximately $13,508,443, excluding participant loans.

Method and Time for Directing Transfer

You may direct the 401(k) trustee to purchase additional new Partners Trust Financial Group common stock in the offering by submitting the enclosed Special Election Form. If you do not wish to purchase more new Partners Trust Financial Group common stock in the offering, you do not need to take any action. If you choose to submit the Special Election Form, it must be received by RSGroup Trust Company, [address], no later than [ : ] p.m. on [            ], 2004.

Irrevocability of Transfer Direction

After [ : ] p.m. on [            ], 2004, you may not revoke your Special Election Form or change your allocations to the Employer Stock Fund. You will, however, continue to have the ability to transfer amounts among and in all of the other investment funds in the 401(k) plan on a daily basis.

Direction to Purchase Common Stock after the Offering

After the offering, you may direct that a certain percentage of your account balance in the 401(k) plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the 401(k) plan. After the offering, you may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of new Partners Trust Financial Group.

Purchase Price of Common Stock

The trustee will use the funds designated for the purchase of additional stock on your Special Election Form to purchase common stock in the offering, subject to your ability to purchase shares in accordance with the priorities listed on page 1 of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commission will be charged for shares purchased in the offering.

Nature of a Participant’s Interest in the Common Stock

The trustee will hold the common stock, in trust, for the participants of the 401(k) plan. Shares of common stock acquired by the trustee at your direction will be allocated to your account. Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

Voting Rights of Common Stock

The trustee generally will exercise voting rights attributable to all common stock held by the Employer Stock Fund, as directed by participants with accounts invested in the fund. When stockholders have a right to vote on a matter, you will be allocated voting instruction rights reflecting your proportionate interest in the Employer Stock Fund. The trustee will vote the common stock in the Employer Stock Fund affirmatively or negatively on each matter, in proportion to the voting instructions the trustee receives from participants. In connection with the reorganization of Partners Trust Financial Group, 401(k) plan participants who had shares of Partners Trust Financial Group allocated to their accounts in the 401(k) plan on [            , 2004], will receive a packet of material containing, among other things, a Prospectus, Proxy Statement, Voting Instruction Letter and Voting Authorization Form. The Voting Instruction Letter will provide instructions on completing the Voting Authorization Form so that the trustee can vote the shares attributable to your account at the Special Shareholder Meeting on [            , 2004.]

If you are a participant who has voting rights (as discussed above), you will need to complete the Voting Authorization Form and return it in a postage-prepaid envelope to [            ], the investment manager of the Plan, no later than [            ] on [             , 2004] if you want the trustee to vote in accordance with your voting instructions.

DESCRIPTION OF THE 401(k) PLAN

Introduction

SBU Bank adopted the The SBU Bank Incentive Savings Plan (“401(k) Plan”) initially effective January 1, 1983. The 401(k) Plan was last amended and restated effective January 1, 1999. The 401(k) plan is a tax-qualified plan that permits participants to defer current compensation to their account balances. SBU Bank matches before-tax contributions as discussed below. The plan permits participants to direct the investment of their account balances.

SBU Bank intends that the 401(k) plan, in operation, will comply with the requirements of the Internal Revenue Code (the “Code”) and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). SBU Bank may amend the 401(k) plan from time to time in the future, as it sees fit or to maintain compliance with Federal law. Since the 401(k) plan is governed by ERISA, Federal law provides you with various rights and protections as a participant in the 401(k) plan. Your benefits under the 401(k) plan are not governed by the Pension Benefit Guaranty Corporation because the 401(k) plan is a defined contribution plan, not a defined benefit plan.

Reference to full text of plan. The following statements are summaries of certain provisions of the 401(k) plan. They are not complete and are qualified in their entirety by the full text of the 401(k) plan. You may obtain a copy of the 401(k) plan or the summary plan description by filing a request with SBU Bank, Attention: Sandra Wilczynski. We urge each employee to read carefully the full text of the 401(k) plan.

Eligibility and participation. Any employee of SBU Bank 21 years or older is eligible to become a participant in the 401(k) plan following completion of one year of service (i.e., at least 1,000 hours of service with SBU Bank). The 401(k) plan year is January 1 to December 31. As of December 31, 2003, there were 273 participants with account balances in the 401(k) plan and 204 participants with holdings in the Employer Stock Fund.

Contributions Under the 401(k) Plan

401(k) plan contributions. As a participant in the 401(k) plan, you are permitted to defer a portion of your compensation on a pre-tax basis, and to have that amount contributed to the 401(k) plan on your behalf. The amount that you may defer may range from 1% to 15% of your compensation, subject to the limitations of the Internal Revenue Code. The allowable IRS annual limit is adjusted each year according to the cost of living. The limit for 2004 is $13,000. For these purposes, “compensation” means any earnings reportable on Internal Revenue Service Form W-2 as wages for Federal income tax purposes and earned income, plus elective contributions, for the plan year. Elective contributions are amounts excludible from your gross income and contributed to this 401(k) plan or a section 125 cafeteria plan. In 2004, the maximum amount of your annual compensation that can be taken into account under the 401(k) plan is limited to $205,000. Limits established by the Internal Revenue Code are subject to increase pursuant to an annual cost of living adjustment. In addition, the 401(k) plan allows you to save an additional 1% to 5% of your compensation on an after-tax basis.

Employer contributions. SBU Bank will match a portion of your before-tax contributions, but not any after-tax contributions. SBU Bank will make a matching contribution equal to 100% of each dollar of before-tax contributions up to 2% of your compensation. SBU Bank will also match 50% of each dollar of before-tax contributions for the next 2% of your compensation. Matching contributions vest according to the vesting schedule set forth below.

Limitations on 401(k) Plan Contributions

As discussed above, the IRS places an annual limit on the amount of compensation that may be deferred each year. Additionally, the contributions and forfeitures you receive under the 401(k) plan and employee stock ownership plan, in the aggregate, cannot exceed the lesser of $40,000 or 100% of your compensation, as defined in the 401(k) plan. To the extent contributions and forfeitures exceed these limitations as a result of a reasonable error in estimating participant’s compensation or the amount of elective deferrals that may be made with respect to a participant, or for other reasons permitted under the Internal Revenue Code and treasury regulations, the plan administrator will make adjustments in accordance with the 401(k) plan’s terms.

For information on limitations regarding highly compensated employees or top-heavy plan requirements, please refer to the 401(k) plan.

Vesting

At all times, you have a fully vested, non-forfeitable interest in your before-tax contributions, after-tax contributions, rollover contributions (if any) and any investment income they may earn. You become vested in any employer matching contributions, in accordance with the following schedule:

Years of Service	Vesting Percentage
Less than 1 year	0%
1 year but less than 2	20%
2 years but less than 3	40%
3 years but less than 4	60%
4 years but less than 5	80%
5 years or more	100%

For vesting purposes, a year of service is a calendar year during which you complete 1,000 hours of service.

You will also be 100% vested in employer matching contributions made to your account, regardless of your years of employment, upon your retirement, death or permanent disability. If you are not 100% vested and leave SBU Bank for any reason other than retirement, disability or death, the portion of the matching contributions and earnings thereon which are not vested will be forfeited upon a five-year break in service.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) plan are held in the plan trust, which is administered by the trustee appointed by SBU Bank’s board of directors. You have the opportunity to direct the investment of your account into one or more of the following funds:

A.	RSI Retirement Trust Core Equity Fund
B.	RSI Retirement Trust Emerging Growth Equity Fund
C.	RSI Retirement Trust Value Equity Fund
D.	RSI Retirement Trust Actively Managed Bond Fund
E.	RSGroup Trust Company Aggressive Asset Allocation Fund
F.	RSGroup Trust Company Moderate Asset Allocation Fund
G.	RSGroup Trust Company Conservative Asset Allocation Fund
H.	RSGroup Trust Company Stable Value Fund
I.	Alger MidCap Growth Institutional Portfolio
J.	American Century International Growth Fund
K.	Neuberger Berman Genesis Fund
L.	Alger LargeCap Growth Institutional Portfolio
M.	Employer Stock Fund

You may elect to have both past contributions and earnings, as well as future contributions to your account invested either in the Employer Stock Fund or among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. If you make an election to direct investment of assets into the Employer Stock Fund, you may change your investment at a future date. This may be done by: (i) calling (800) 820-7881; or (ii) the Internet at http://www.rsgroup.com. If you change your investment mix, the proceeds of any sales, net of expenses, will be allocated to your account and reinvested in accordance with the 401(k) plan. Until an initial investment election is made by a participant, the participant’s account will be invested in the Stable Value Fund.

The following table provides performance data with respect to the investment funds available under the 401(k) plan.

	Average Annual Return for the Period Ending December 31, 2003
Account/Fund	1-Year	3-Year	5-Year	10-Year or since Inception	Inception Date
RSI Retirement Trust Core Equity Fund	23.76%	-10.55%	-4.08%	8.26%	12/31/82
RSI Retirement Trust Emerging Growth Equity Fund	40.21	-13.05	0.92	7.07	12/31/82
RSI Retirement Trust Value Equity Fund	23.88	-2.53	4.49	12.42	12/31/82
RSI Retirement Trust Actively Managed Bond Fund	2.45	6.69	6.03	6.36	12/31/82
RSGroup Trust Company Aggressive Asset Allocation Fund	20.49	-3.83	N/A	2.62	2/9/99
RSGroup Trust Company Moderate Asset Allocation Fund	16.26	-1.72	N/A	3.45	2/9/99
RSGroup Trust Company Conservative Asset Allocation Fund	11.26	1.07	N/A	4.41	2/9/99
RSGroup Trust Company Stable Value Fund	3.07	4.14	N/A	4.86	2/9/99
Alger MidCap Growth Institutional Portfolio	45.66	-1.21	9.83	17.78	11/8/93
American Century International Growth Fund	25.38	-9.48	0.71	6.05	5/9/91
Neuberger Berman Genesis Fund Trust	31.65	13.90	14.55	14.93	8/26/93
Alger LargeCap Growth Institutional Portfolio	34.37	-7.98	-1.91	10.03	11/8/93
Employer Stock Fund	[ ]	[ ]	[ ]	[ ]	[ ]

Past performance is no guarantee of future results. Actual investment performance may differ from what is reflected above based upon your beginning account balance, transfers within your account and the timing of deposits to your account. Investment return and principal value of the mutual funds will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

References: Morningstar, Inc., RSGroup, Alger, American Century and Neuberger Berman.

The following is a description of each of the 401(k) plan’s investment funds:

RSI Retirement Trust Core Equity Fund. This mutual fund portfolio seeks long-term capital appreciation by investing in the equity securities of companies considered for growth only and for growth and income, or equity securities included in the S&P 500 Index. The fund is appropriate for investors with a long-term investment horizon.

RSI Retirement Trust Emerging Growth Equity Fund. This mutual fund portfolio seeks capital appreciation by investing in the equity securities of companies with small market capitalizations, including rapidly growing, emerging companies. The fund is appropriate for investors with a long-term investment horizon who are willing to accept greater shot-term changes in value for the potential of a higher long-term return.

RSI Retirement Trust Value Equity Fund. This mutual fund portfolio seeks capital appreciation over the long term by investing in stocks of a broadly diversified group of financially strong, medium-to-large sized companies with below market price-to-earnings ratios. The fund is appropriate for investors with a long-term investment horizon. It is expected that the variability of returns (risk) for the fund will approximate that of the Russell 1,000 Index, an unmanaged index of 1,000 securities with a less-than-average growth orientation, over time.

RSI Retirement Trust Actively Managed Bond Fund. This mutual fund portfolio invests in high quality fixed-income securities and seeks both principal appreciation and income. At least 65% of the fund’s assets must be invested in securities of the U.S. Government, its agencies or instrumentalities. The fund is appropriate for investors whose goals include greater stability of principal or higher current income than can be expected from investing only in common stocks.

RSGroup Trust Company Aggressive Asset Allocation Fund. This is a collective trust fund that invests in five investment funds of the RSI Retirement Trust and seeks significant long-term growth. This is a ready-made asset allocated portfolio for the investor with an aggressive risk profile.

RSGroup Trust Company Moderate Asset Allocation Fund. This is a collective trust fund that invests in five investment funds of the RSI Retirement Trust and seeks significant long-term growth. This is a ready-made asset allocated portfolio for the investor with a moderate risk profile.

RSGroup Trust Company Conservative Asset Allocation Fund. This is a collective trust fund that invests in five investment funds of the RSI Retirement Trust and seeks preservation of principal with a modest opportunity for growth. This is a ready-made asset allocated portfolio for the investor with a conservative risk profile.

RSGroup Trust Company Stable Value Fund. This is a collective trust that seeks to protect principal from market volatility and achieve returns comparable to short-term bond funds by investing in high-quality, interest stable instruments such as insurance company guaranteed investment contracts, bank investment contracts, and synthetic stable value products with a relatively predictable annual return. The fund is appropriate for investors who place a higher value on stability of principal than on long-term growth. The yield on investment contracts is more stable than most fixed income funds, but will follow market interest rates higher or lower. Investment contracts do not provide any of the capital appreciation of other types of investments.

Alger MidCap Growth Institutional Portfolio. This mutual fund seeks long-term capital appreciation by investing in midsize companies with promising growth potential. Under normal circumstances, the portfolio invests primarily in equity securities of medium-capitalization companies. A medium capitalization company has a market capitalization within the range of companies in the Russell Midcap Growth Index or the S&P 400 Index. This fund is appropriate for investors with a long-term investment horizon.

American Century International Growth Fund. This mutual fund seeks capital growth by investing in the equity securities in developed foreign countries. The fund is appropriate for investors with a long-term investment horizon. There are special risks associated with an investment in this fund, including fluctuations in exchange rates and political uncertainty.

Neuberger Berman Genesis Fund. This mutual fund seeks capital appreciation by investing primarily in common stocks of companies with market capitalizations up to $1.5 billion. The fund is appropriate for investors with a long-term investment horizon who are willing to accept greater short-term changes in value for the potential of a higher long-term return. It is expected that the variability of returns (risk) for the fund will approximate that of the Russell 2,000 Growth Index, an unmanaged index of securities with a greater-than-average growth orientation, over time.

Alger LargeCap Growth Institutional Portfolio. This mutual fund seeks long-term capital appreciation. The portfolio focuses on growing companies that generally have broad product lines, markets, financial resources and depth of management. Under normal circumstances, the portfolio invests primarily in the equity securities of large companies. The portfolio considers a large company to have a market capitalization of $10 billion or greater. The fund is appropriate for investors with a long-term investment horizon.

Employer Stock Fund. The Employer Stock Fund will consist primarily of investments in common stock of Partners Trust Financial Group. Partners Trust Financial Group is a federally chartered, majority-owned subsidiary of Partners Trust, MHC, a mutual holding company. Following the offering, Partners Financial Group will cease to exist, but will be succeeded by a new Delaware corporation with the same name, which will be 100% owned by its public shareholders.

Withdrawals and Distributions From the 401(k) Plan

Federal law requires the 401(k) plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the 401(k) plan prior to your termination of employment with SBU Bank. A Federal tax penalty equal to 10% of the withdrawal, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with SBU Bank or after termination of employment.

Distribution upon termination of employment or disability. Payment of your benefits upon your retirement, disability, or other termination of employment shall be made in a single cash payment unless an optional form of payment is elected. The option to receive the value of your 401(k) plan accounts in monthly, semi-annual or annual installments cannot exceed your life expectancy or the life expectancy of you and your beneficiary. Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account. Benefit payments generally commerce as soon as administratively possible after the occurrence of the event creating the right to a distribution. However, if you terminate employment for reasons other than retirement, disability or death and your account balance ever exceeded $5,000, your benefit will be paid to you at the time you would have reached your normal retirement date, unless you elect to receive a single cash payment or to have the value of your plan accounts transferred to a rollover Individual Retirement Account or to another qualified plan which accepts your rollover.

Distribution upon death. If you die prior to the benefit commencement date for retirement, disability or termination of employment, your benefit will be paid to your surviving spouse or beneficiary, in a single cash payment or in installments over a fixed period, as elected. If you die after distribution of your interest has begun, the remaining portion of such interests will continue to be distributed under the same method of distribution being used prior to your death.

Withdrawals prior to termination of employment. You may withdraw amounts from your accounts during employment only under limited circumstances: (i) if you are still employed after you attain age 65; (ii) if you suffer a financial hardship, provided that the amount you withdraw does not exceed the amount actually needed, or (iii) if you request a loan from the plan, subject to the limitations on loans set forth in the plan. Hardship distributions may only be made to you from your elective deferral contribution account, vested matching contribution account balance and from your rollover/transfer account, if any. Any in-service distributions to a married participant must be consented to by the participant’s spouse.

Nonalienation of benefits. Except for Federal income tax withholding or a qualified domestic relations order, your benefits payable under the 401(k) plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Trustee

The trustee with respect to the 401(k) plan is RSGroup Trust Company. The trustee is appointed by the Board of Directors of SBU Bank. The trustee receives, holds and invests the contributions to the 401(k) plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the 401(k) plan, the directions of the plan administrator and your investment choices.

Plan Administrator

The 401(k) plan is administered by the plan administrator. SBU Bank is the 401(k) plan administrator. SBU Bank has appointed an Employee Benefits Committee to perform certain functions and duties with respect to the administration and operation of the 401(k) plan. The address of the plan administrator of the 401(k) plan is 233 Genesee Street, Utica, New York 13501, telephone number (315) 738-4824. The 401(k) plan administrator is responsible for the administration of the 401(k) plan, interpretation of the provisions of the 401(k) plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) plan, maintenance of 401(k) plan records, books of account and all other data necessary for the proper administration of the 401(k) plan, preparation and filing of all returns and reports relating to the 401(k) plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

Reports to 401(k) Plan Participants

The plan administrator, or its designee, will furnish you with a quarterly statement showing:

(1)	the current market value of each fund as of the end of the quarter; and

(2)	the amount of contributions and earnings allocated to your account for that period.

Amendment and Termination

It is the intention of SBU Bank to continue the 401(k) plan. Nevertheless, SBU Bank may terminate the 401(k) plan at any time. If the 401(k) plan is terminated in whole or in part, then regardless of other provisions in the 401(k) plan, you will have a fully vested interest in your accounts. SBU Bank reserves the right to make, from time to time, any amendment to the 401(k) plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that SBU Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Federal Income Tax Consequences

The following is a summary of the material Federal income tax aspects of the 401(k) plan. However, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under state and local income tax laws may not be the same as under the Federal income tax laws. You are urged to consult your tax advisors with respect to any distribution from the 401(k) plan and transactions involving the 401(k) plan.

The 401(k) plan is tax-qualified and the related trust is exempt from tax under the Internal Revenue Code. As a result, the 401(k) plan is afforded special tax treatment which includes the following:

(1)	you pay no current income tax on amounts contributed by SBU Bank on your behalf; and

(2)	earnings of the 401(k) plan are tax-exempt, thereby permitting the tax-free accumulation of income and gains on investments.

The 401(k) plan will be administered to comply in operation with the requirements of the Code and ERISA as of the effective date of any change in these laws. SBU Bank expects to timely adopt any amendments to the 401(k) plan that may be necessary to maintain the qualified status of the 401(k) plan under the Code or ERISA.

Assuming that the 401(k) plan is administered in accordance with the requirements of the Code, participation in the 401(k) plan under existing Federal income tax laws will have the following effects:

(1)	The contributions to your account and the investment earnings on the account are not includable in your Federal taxable income until the contributions or earnings are actually distributed or withdrawn from the 401(k) plan. Special tax treatment may apply to the taxable portion of any distribution that includes common stock or qualifies as a lump-sum distribution, as described below; and

(2)	Income earned on assets held by the trust will not be taxable to the trust.

Lump-sum distribution. A distribution from the 401(k) plan to you or your beneficiary will qualify as a lump-sum distribution if it:

(1)	is made within one calendar year;

(2)	is on account of your death, disability or separation from service, or after you attain age 59 1/2; and

(3)	consists of your balance under this 401(k) plan and all other profit sharing plans, if any, maintained by SBU Bank. The portion of any lump-sum distribution that is required to be included in your taxable income for Federal income tax purposes, consists of the entire amount of the lump-sum distribution less the amount of after-tax contributions, if any, made by you to this or any other profit sharing plan maintained by SBU Bank which is included as part of the lump-sum distribution.

Common stock included in lump-sum distribution. If a lump-sum distribution includes common stock, the distribution generally will be taxed in the manner described above under lump-sum distributions, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock. The net unrealized appreciation is the excess of the value of such common stock at the time of the distribution over the cost or other basis to the trust.

Example:	Assume the 401(k) plan purchases 200 shares of common stock in the offering at $10 per share. Ten dollars would be the cost basis of the stock to the 401(k) plan. If the 401(k) plan distributes the common stock to you in a lump-sum distribution when the stock is trading at $18 per share, you will be taxed in the year of distribution on the $10 tax basis of the stock to the 401(k) plan. The additional $8 per share, or the net unrealized appreciation, will not be taxed until you sell the stock.

The tax basis of such common stock for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation.

Example:	Assuming the same facts as above, your tax basis in the stock is $10, which is the $18 value of the stock at the time of distribution minus the $8 of net unrealized appreciation.

Any gain on a sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term or long-term capital gain depending upon the length of the holding period of the common stock.

Example:	Assume you sell 50 shares of the stock in January, seven months after you receive the distribution, for $20 per share. You will be taxed as follows: You will not be taxed again on the $10 cost basis you recognized as income at the time of distribution. The $8 in net unrealized appreciation will be taxed at long-term capital gains rates. However, the $2 appreciation in the value of the stock that occurred since the distribution will be taxed at short-term capital gains rates since you have only held the stock for seven months following its distribution to you.

As a recipient of a distribution you may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations issued by the Internal Revenue Service.

Contribution to another qualified plan or to an individual retirement account. You may defer Federal income taxation of all or any portion of the total taxable amount of a lump-sum distribution, including the proceeds from the sale of any common stock included in the lump-sum distribution, to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by you, to another qualified plan or to an individual retirement account. If less than the total taxable amount of a lump-sum distribution is contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, the amount not so contributed must be included in your income for Federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment.

You generally may defer the Federal income taxation of any portion of any other distribution made on account of your disability or separation from service, if the amount is distributed within one taxable year and is contributed within 60 days after the date of its receipt by you to an individual retirement account or another qualified plan.

You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to an individual retirement account. If you do not elect to have an eligible rollover distribution transferred directly to another qualified plan or to an individual retirement account, the distribution will be subject to a mandatory Federal withholding tax equal to 20% of the taxable distribution. An eligible rollover distribution means any amount distributed from the 401(k) plan except:

(1)	a distribution that is (a) one of a series of substantially equal periodic payments made, not less frequently than annually, over your life or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more;

(2)	any amount that is required to be distributed under the minimum distribution rules; and

(3)	any other distributions excepted under applicable Federal law.

If your beneficiary is your surviving spouse, he or she also may defer Federal income taxation of all or any portion of a distribution from the 401(k) plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by your surviving spouse, to an individual retirement account. If all or any portion of the total taxable amount of a lump-sum distribution is contributed by your surviving spouse to an individual retirement account within the applicable 60-day period, any subsequent distribution from the individual retirement account will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by your surviving spouse that is not contributed to another qualified plan or to an individual retirement account within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary’s income for Federal tax purposes in the year in which it is received.

Additional Tax on Early Distributions. If you receive a distribution from the 401(k) plan prior to attaining age 59½ it will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is:

(1)	made to a beneficiary, or to your estate, on or after your death;

(2)	attributable to your disability;

(3)	part of a series of substantially equal periodic payments not less frequently than annually made for your life or life expectancy or the joint lives or joint life expectancies of you and your beneficiary;

(4)	made to you after separation from service on account of early retirement under the 401(k) plan after attainment of age 55;

(5)	made to pay medical expenses to the extent deductible for Federal income tax purposes;

(6)	made to an alternate payee pursuant to a qualified domestic relations order; or

(7)	made to effect the distribution of excess contributions or excess deferrals.

Additional Employee Retirement Income and Security Act Considerations.

As noted above, the 401(k) plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) plan’s assets by participants and beneficiaries. The 401(k) plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as your employer, the plan administrator, or the plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) plan account.

Because you will be entitled to invest all or a portion of your account balance in the 401(k) plan in new Partners Trust Financial Group common stock, the regulations under section 404(c) of ERISA require that the 401(k) plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights. Your Special Election Form should be returned directly to the 401(k) trustee, RSGroup Trust Company.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Partners Trust Financial Group. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Partners Trust Financial Group, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days following a change, or annually on a Form 5 within 45 days after the close of Partners Trust Financial Group’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Employer Stock Fund of the 401(k) plan by officers, directors and persons beneficially owning more than 10% of the common stock of Partners Trust Financial Group generally must be reported to the SEC by such individuals.

In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Partners Trust Financial Group of profits realized by an officer, director or any person beneficially owning more than 10% of Partners Trust Financial Group’s common stock resulting from non-exempt purchases and sales of Partners Trust Financial Group common stock within any six-month period.

The SEC has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the 401(k) plan for six months following such distribution and are prohibited from directing additional purchases within the Employer Stock Fund stock fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

[Unaudited] financial statements representing the net assets available for 401(k) plan benefits at [            ], are attached to this prospectus supplement.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Hogan & Hartson, L.L.P., Washington, D.C., which firm acted as special counsel to Partners Trust Financial Group in connection with new Partners Trust Financial Group’s stock offering.